EXHIBIT 16.1

March 25, 2022

Securities and Exchange Commission

100 F. Street N.E.

Washington, DC 20549

Ladies and Gentlemen:

We have read Item 4.01 of Longeveron Inc. (the “Company”) Form 8-K to be filed by the Company on March 25, 2022, and agree with the statements made in Item 4.01(a), except we have no basis to agree or disagree with the Company’s statement in the first paragraph of Item 4.01(a) regarding approval by the Audit Committee of the Board of Directors. We also have no basis to agree or disagree with the statements made in Item 4.01(b).

Very truly yours,

/s/ MSL, P.A.

MSL, P.A.

Orlando, Florida